Exhibit 5(b)

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092
T +1 212 259-8000
F +1 212 259-6333

January 17, 2012

Avista Corporation

1411 East Mission Avenue

Spokane, WA 99202

Ladies and Gentlemen:

We are acting as counsel to Avista Corporation, a Washington corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,000,000 shares (the “Offered Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), to be offered and delivered under the Company’s Long-Term Incentive Plan (the “Plan”).

We have examined (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization with respect to the Company issued by the Secretary of State of the State of Washington, (4) the orders of the Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) with respect to the issuance by the Company of the new shares of Common Stock under the Plan, as well as the exemptive order of the Public Service Commission of the State of Montana disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company and (5) various corporate records and other documents relating to the authorization of the delivery by the Company of shares of Common Stock and the receipt of adequate consideration upon the delivery thereof. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to deliver this letter.

On the basis of the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, when the Offered Shares that constitute authorized but previously unissued shares of Common Stock have been issued and delivered as contemplated in the Registration Statement, such Offered Shares will be legally issued, fully paid and non-assessable.

Dewey & LeBoeuf LLP is a New York limited liability partnership.

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Avista Corporation

January 17, 2012

The opinions expressed above are limited to the laws of the States of New York, Washington, Idaho, Montana and Oregon and the federal laws of the United States. To the extent that the opinions expressed above relate to or are dependent upon matters governed by the law of the States of Washington, Idaho, Montana, or Oregon, we have relied upon the opinions expressed in the letter of even date herewith of Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, which is being filed as Exhibit 5(a) to the Registration Statement, and our opinions are subject to the same assumptions, limitations and qualifications with respect to such matters as are set forth in such letter.

Marian M. Durkin, Esq., is authorized to rely upon the opinions expressed in this letter as to all matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005.

We hereby consent to the filing of this letter as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP